FORM OF ANTI-MONEY LAUNDERING AMENDMENT

This ANTI-MONEY LAUNDERING AMENDMENT (this “Amendment”) amends as of the ___ day of _______, 2013 (the “Effective Date”), the Transfer Agency Service Agreement, dated as of _________________, 2013, between AQUILA MUNICIPAL TRUST, on behalf of its series AQUILA TAX-FREE FUND FOR UTAH (the "Fund"), and [BNY Mellon] (the “Agreement”).

For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Fund and [BNY Mellon] hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parties hereto) be amended as follows:

1. Anti-Money Laundering. As of the Effective Date, the Agreement is amended by adding the following new provision:

“Anti-Money Laundering.  [BNY Mellon] has implemented various anti-money laundering (“AML”) procedures as described below, which it has found to be reasonable, and the Fund desires to delegate certain AML procedures to [BNY Mellon], as permitted by the USA PATRIOT Act (the “PATRIOT Act”) and the regulations promulgated hereunder.  Consequently, the Fund and [BNY Mellon] desire to amend the Agreement to reflect such services explicitly as follows:

To the extent the other provisions of this Agreement require [BNY Mellon] to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, [BNY Mellon] shall perform all reasonable actions necessary to help the Fund be in compliance with United States Federal AML laws applicable to investor activity, including the Bank Secrecy Act and the PATRIOT Act as follows:  In this regard, [BNY Mellon] shall: (a) establish and implement written internal policies, procedures and internal controls reasonably designed to prevent the Fund from being used to launder money or finance terrorist activities and to achieve compliance with the applicable provisions of the Bank Secrecy Act and the implementing regulations thereunder; (b) undertake to revise such AML procedures as necessary or appropriate; (c) provide for independent testing, by an employee who is not responsible for the operation of [BNY Mellon]’s AML program or by an outside party, for compliance with [BNY Mellon]’s established policies and procedures; (d) designate a person or persons responsible for implementing and monitoring the operation and internal controls of [BNY Mellon]’s AML program; and (e) provide ongoing training of [BNY Mellon] personnel relating to the prevention of money-laundering activities.  Upon the reasonable request of the Fund, [BNY Mellon] shall provide to the Fund’s AML Compliance Officer: (x) a copy of [BNY Mellon]’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement): (y) a copy of a written assessment or report prepared by the party performing the independent testing for compliance (or a summary thereof, at [BNY Mellon]’s option), or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate personnel.  In addition, [BNY Mellon] shall provide the Fund with information necessary for the Fund to prepare and file Form 8300 and any other suspicious activity reports, required under AML laws, in connection with suspicious activity [BNY Mellon] detects.  [BNY Mellon] agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request.”

2. General.  This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby.  Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

AQUILA MUNICIPAL TRUST, on behalf of its series
AQUILA TAX-FREE FUND FOR UTAH

By:  _____________________________________
Name:
Title:

[BNY Mellon]

By:  ______________________________________
Name:
Title: